EXHIBIT 10.9

Pinnacle Financial Partners
Corporate Bonus Plan
Effective January 1, 2026

Section 1. Name and Purpose

The name of this Plan is the Pinnacle Financial Partners Corporate Bonus Plan. The purpose of the Plan is to promote the interests of the Company and its shareholders through the granting of Awards to employees of the Company and its Subsidiaries in order to motivate and retain superior employees who contribute in a significant manner to the actual financial performance of the Company as measured against pre-established performance goals and subject to other such terms and conditions as set forth in this Plan.

Section 2. Plan Term and Amendment

The Plan is hereby approved by the Compensation and Human Capital Committee of the Board of Directors of the Company effective with respect to Awards granted on and after January 1, 2026. The Plan shall continue for an indefinite term until terminated by the Committee; provided, however, that, after such termination, the Company, the Committee and, with respect to non-Executive Officers, the CEO shall continue to have full administrative power to take any and all action contemplated by the Plan which is necessary or desirable and to make payment of any Awards earned by Participants during any then unexpired Plan Year. The Committee may amend the Plan in any respect from time to time.

Section 3. Definitions and Construction

A. As used in this Plan, the following terms shall have the meanings indicated, unless the context clearly requires another meaning:

1.    "Award" means the opportunity, subject to the terms of the Plan, to receive a cash payment which represents a percentage of a Participant’s Base Salary as determined by the Committee, in the case of Executive Officers, or the CEO, in the case of non-Executive Officers, in accordance with Section 5 hereof, in the event the Company, Subsidiary, Business Unit or individual achieves the Performance Measures or other goals established pursuant to Section 5 and/or satisfies the other terms and conditions for payment of the Award.

2.    "Base Salary" means the Participant’s annual base salary in effect as of the last day of the applicable Plan Year.

3.    "Beneficiary" means one or more persons or entities that become entitled to receive any amount payable under this Plan at the Participant’s death. The Participant’s Beneficiary is the Participant’s surviving spouse, unless the Participant has no surviving spouse, in which case the Beneficiary shall be the Participant’s estate.

4.    “Board” means the Board of Directors of the Company.

5.    “Business Unit” means a division or other business unit of the Company or a Subsidiary designated as a distinct entity for the purpose of setting performance goals and measuring performance.

6.    “Cause” means a good faith determination by the Company that any of the following has occurred: (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its affiliates after a written notice is delivered to the Participant by the Company which sets forth with reasonable particularity the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties, after which Participant shall have 30 business days to cure such failure, provided that such failure is, in the reasonable discretion of the Company, susceptible to a cure; (ii) any material violation of any material law, rule, or regulation applicable to banks or the banking industry generally (including but not limited to the regulations of any applicable regulatory authority); (iii) the exhibition by the Participant of a standard of behavior within the scope of or related to the Participant’s employment that is in violation of any written policy, board committee charter, or code of ethics or business conduct (or similar code) of the Company to which the Participant is subject; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to the Participant who shall have 10 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Company, susceptible to a cure; (iv) any act of fraud, misappropriation, or embezzlement by the Participant, whether or not such act was committed in connection with the business of the Company; or (v) the Participant’s indictment for, conviction of, or pleading guilty or nolo contendere to with respect to (a) a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime, or lesser offense is connected with the business of the Company, or (b) any crime in connection with the business of the Company.

7.    “Chief Executive Officer” or “CEO” means the Company’s Chief Executive Officer.

8.    “Committee” means the Compensation and Human Capital Committee of the Board or any other committee of the Board to which the Board delegates responsibility to administer this Plan.

9.    “Company” means Pinnacle Financial Partners, Inc., a Georgia corporation, and any successor thereto.

10.    ”Change in Control” means any of the following events: (a) the acquisition by any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company or a subsidiary or any Company employee benefit plan (including its trustee)), of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total number of shares of the Company’s then outstanding securities; (b) individuals who, as of the date the Plan is approved by the Committee , constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the total number of shares of the Company’s outstanding securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the total number of shares of the then outstanding securities of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the total number of shares of the Company’s outstanding securities, (ii) no Person (excluding any corporation resulting from such Business Combination, or any employee benefit plan (including its trustee) of the Company or such corporation resulting from such Business Combination beneficially owns, directly or indirectly, 50% or more of, respectively, the total number of shares of the then outstanding securities of the corporation resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (iii) at least two-thirds (2/3) of the members of the board of directors of the Corporation resulting from such Business Combination.

A “Change of Control” shall not result from any transaction precipitated by the Company’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Company is insolvent, nor from any transaction initiated by the Company in regard to converting from a publicly traded company to a privately held company.

11.    “Disability” means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) consecutive months under an accident and health plan covering employees of the Participant’s employer. In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Company, and may be supported by the advice of a physician competent in the area to which such Disability relates.

12.    “Employment” means continuous employment with the Company or a Subsidiary from the beginning to the end of each Plan Year, which continuous employment shall not be considered to be interrupted by transfers between the Company and a Subsidiary or between Subsidiaries.

13.    “Executive Officer” shall mean the officers identified as executive officers by the Company in the Company’s filings with the Securities and Exchange Commission pursuant to Item 401(b) of Regulation S-K and the officers required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended.

14.    “Final Value” means the value of an Award determined in accordance with Sections 5 and 6 as the basis for payments to Participants as of the end of a Plan Year.

15.    “Participant” means any Executive Officer and any other employee of the Company and/or any Subsidiary who is not participating in any other commission or variable incentive plan and is selected by the Committee or the CEO as a Participant in the Plan.

16.    “Performance Measures” means the performance objectives set by the Committee, in the case of the Executive Officers, or the CEO, in the case of non-Executive Officers, for each Plan Year. Unless otherwise provided by the Committee, in the case of Executive Officers, or the CEO, in the case of non-Executive Officers, the standard minimum Performance Measure percentage is 0% and the standard maximum Performance Measure percentage is 125%.

17.    “Plan” means this Pinnacle Financial Partners Corporate Bonus Plan, as may be amended from time to time.

18.    “Plan Year” means a single calendar year period as set by the Committee which commences on the first day of such period.

19.    “Proportionate Final Value” means, except as otherwise provided by the Committee, in the case of Executive Officers, or the CEO, in the case of non-Executive Officers, the product of a fraction, the numerator of which is the actual number of days in a Plan Year that an employee was Employed by the Company or a Subsidiary and the denominator of which is the total number of days in that Plan Year, multiplied by the Final Value of an Award.

20.    “Retirement” means, unless otherwise determined by the Committee, in the case of Executive Officers, or the CEO, in the case of non-Executive Officers, at the time the Award is granted, the Participant’s Employment terminates other than for Cause on or after attaining age 65 and completing 10 years of service.

21.    “Subsidiary” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Award, each of the corporations other than the last corporation in the unbroken chain owns shares or stock possessing fifty percent (50%) or more of the total combined voting power of all classes of shares or stock in one of the other corporations in such chain.

Section 4. Administration

A. Except as otherwise provided herein, the Committee shall administer the Plan in the case of Executive Officers and hereby delegates to the CEO or his or her delegate its authority to administer the Plan in the case of non-Executive Officers. The Committee or the CEO, as applicable, may, from time to time, adopt rules and regulations and prescribe forms and procedures for carrying out the purposes and provisions of the Plan. The Committee or the CEO, as applicable, shall have the sole and final authority to designate Participants, determine Awards, designate the Plan Year, determine Performance Measures and other goals, determine Final Value of Awards, and answer all questions arising under the Plan, including questions on the proper construction and interpretation of the Plan. Any interpretation, decision or determination made by the Committee or the CEO, as applicable, shall be final, binding and conclusive upon all interested parties, including the Company and its Subsidiaries, Participants and other employees of the Company or any Subsidiary, and the successors, heirs and representatives of all such persons.

B. Subject to the express provisions of the Plan, the Committee, in the case of Executive Officers, or the CEO, in the case of non-Executive Officers, shall have the authority to establish rules and regulations relating to the operation of the Plan, including, but not limited to, the following:

1. Designate the Plan Year which shall begin on the first day of such year.

2. Designate the Participants for each such Plan Year.

3. Establish the Performance Measures or other goals for the Company, designated Subsidiaries and Business Units and Participants for each such Plan Year, if any, or such other terms and conditions as may apply for each such Plan Year. The Award may be contingent upon the Participant's continued Employment in addition to the Performance Measures or any other terms and conditions.

4. Establish the method of calculating the Final Value of each Award. The CEO shall have the right to delegate the determination of Final Value of each Award to Participants who are not Executive Officers to members of the Executive Leadership Team.

5. Authorize management to notify each Participant that he or she has been selected as a Participant and to inform him or her of the Performance Measures or other goals or other terms and conditions that have been established for such Plan Year.

6. Adjust Awards for Participants whose employment commenced during the Plan Year or whose Base Wages changed during the Plan Year due to promotion or other salary adjustment. Such adjustments may include, without limitation, prorating Awards based on the portion of the Plan Year worked and/or calculating Awards using a blended Base Wages approach that reflects actual earnings during the Plan Year. No Participant who is hired during the Plan Year shall be entitled to an Award based on a full year of Base Wages unless otherwise determined by the Committee or the CEO in its sole discretion.

C. During any Plan Year, the Committee or the CEO, as applicable, may, if it determines it will promote the purpose of the Plan, revoke a prior designation of an employee as a Participant under the Plan for a Plan Year.

D. The Committee or the CEO, as applicable, may revise the Performance Measures or other goals and/or the other terms and conditions for any Plan Year to the extent the Committee or the CEO, as applicable, in the exercise of the Committee or the CEO’s absolute discretion, believes necessary to achieve the purpose of the Plan, including without limitation in light of any unexpected or unusual circumstances or events, including, but not limited to, changes in accounting rules, accounting practices, tax laws and regulations, or in the event of mergers, acquisitions, divestitures, unanticipated increases in Federal Deposit Insurance premiums, and extraordinary or unanticipated economic circumstances.

E. The CEO may delegate any of its responsibilities under this Plan to such members of management of the Company as the Committee shall select.

Section 5. Performance Measures; Determination of Award Payouts

A. Performance Measures

For each Plan Year, the Committee, with respect to Executive Officers, or the CEO, with respect to non-Executive Officers, may establish for the Plan one or more Performance Measures. These Performance Measures may be established in any manner the Committee or the CEO, as applicable, deems appropriate, including achievement on an absolute or a relative basis as compared to peer groups or indexes, and these goals may be established as multiple goals, alternative goals and/or as overriding goals.

The Committee or the CEO, as applicable, shall establish the Final Value of each Award as a specified percentage of Participant’s Base Salary based on the attainment of such Performance Measures for the Plan Year. The Committee or the CEO, as applicable, may fix a minimum Performance Measure for the Plan Year, and the Final Value of an Award may be equal to zero if the threshold goal is not achieved. The Committee or the CEO, as applicable, may also fix a maximum Performance Measure and such other Performance Measures which fall between the maximum and minimum Performance Measures as the Committee or the CEO, as applicable, shall deem appropriate. The Committee or the CEO, as applicable, will also establish the applicable weighting of each Performance Measure for the Plan Year for determining the Final Value of an Award. Awards will be determined based upon the level of achievement of the Performance Measures set by the Committee or the CEO, as applicable.

In determining the level of achievement of Performance Measures, the Committee or the CEO, as applicable, may, in its discretion, adjust the Performance Measures, the Final Value and any other terms and conditions of the Award in any manner the Committee or the CEO, in its discretion and as applicable, determines appropriate, including, but not limited to, in the event of (i) any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of the Company, any Subsidiary or Business Unit or in any product of the Company, any Subsidiary or Business Unit, that is material taken as a whole, (ii) any other unanticipated and material change that results in any inequitable enlargement or dilution of any achievement of the performance conditions, (iii) unanticipated asset write-downs or impairment charges, (iv) litigation or claim judgments or settlements thereof, (v) changes in tax laws, accounting principles or other laws or provisions affecting reported results, or (vi) accruals for reorganization or restructuring programs, or extraordinary infrequently occurring, non-reoccurring items.

B. Other Terms and Conditions

For each Plan Year, the Committee, in the case of Executive Officers, or the CEO, in the case of non-Executive Officers, may adjust the Final Value of Awards based on any factors the CEO deems appropriate including, without limitation, individual performance.

Section 6. Payment of Awards

A.    Promptly after the date on which the necessary information for a particular Plan Year becomes available, the Committee or the CEO or his or her delegate, as applicable, shall determine in accordance with Section 5 the extent to which the Performance Measures or other goals, terms and conditions have been achieved for such Plan Year and authorize the cash payment of the Final Value of an Award, if any, to each Participant.

B.    Unless otherwise provided herein or determined by the Committee or the CEO, as applicable, a Participant must be employed on the payment date for the Award to be eligible for a payout. Payment of Awards shall be made in the year following the Plan Year with respect to which the Performance Measures related and as soon as practical after the certification of Awards by the CEO, but generally no later than March 15 of the year following the Plan Year to which the Award relates. Each Award shall be paid in cash after deducting the amount of applicable Federal, state, and local withholding taxes of any kind required by law to be withheld by the Company.

C.    All Awards, whether paid currently or paid under any plan which defers payment, shall be payable out of the Company’s general assets. Each Participant’s claim, if any, for the payment of an Award, whether made currently or made under any plan which defers payment, shall not be superior to that of any general and unsecured creditor of the Company.

D.    In accordance with the terms set forth in the Synovus Financial Corp. Deferred Compensation Plan, a Participant may elect to defer receipt of a portion of the Participant’s Award, if any, for each Plan Year, and any such election shall be made in accordance with the procedures and limits established under such deferred compensation plan.

Section 7. Termination of Employment

A.    If a Participant’s Employment terminates by reason of their death, Disability or Retirement during the Plan Year, then the Participant shall receive payment of their Proportionate Final Value at the same time that Awards are paid to active Participants. If a Participant terminates Employment for any reason other than as specified in the prior sentence, then, unless otherwise determined by the Committee or the CEO, as applicable, in its sole discretion, such Participant shall forfeit his or her Award without payment.

B.    If a Participant’s Employment terminates by reason of their death, Disability or Retirement following conclusion of the Plan Year but prior to payment of the Award related to such Plan Year, then the Participant will receive payment of their Final Value at the same time that Awards are paid to active Participants. If a Participant terminates Employment for any reason other than as specified in the prior sentence, then, unless otherwise determined by the Committee or the CEO, as applicable, in its sole discretion, such Participant shall forfeit his or her Award without payment.

Section 8. Change in Control

A.    Unless otherwise determined by the Committee, in the case of Executive Officers, or the CEO, in the case of non-Executive Officers, in its sole discretion, and subject to any contrary provision in an individual employment, severance or similar agreement with a Participant, if a Change in Control occurs during a Plan Year, then, provided that the Participant is Employed on the effective date of the Change in Control, then the Participant would receive their Award based upon performance measured as of the effective date of the Change in Control, as determined in the sole discretion of the Committee (as constituted immediately prior to the Change in Control), with respect to Executive Officers, or the CEO, with respect to non-Executive Officers.

B.    Payouts shall be paid to Participants no later than thirty (30) days after the effective date of the Change in Control and, unless otherwise determined by the Company in its sole discretion, such payments shall be in full satisfaction of Payouts under the Plan for such performance period and no additional amounts shall be payable to Participants under the Plan with respect to such performance period.

Section 9. Recovery of Awards

Awards and payouts under this Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant and the Award.

Section 10. Non-Transferability of Rights and Interests

A.    A Participant may not alienate, assign, transfer or otherwise encumber the Participant’s rights and interests under this Plan and any attempt to do so shall be null and void.

B.    In the event of a Participant’s death, any Award due a Participant shall be paid to his or her Beneficiary.

Section 11. Limitation of Rights

Nothing in this Plan shall be construed to give any employee of the Company or a Subsidiary any right to be selected as a Participant or to receive an Award or to be granted an Award other than as is provided herein. Nothing in this Plan or any agreement executed pursuant hereto shall be construed to limit in any way the right of the Company or a Subsidiary to terminate a Participant’s Employment at any time, without regard to the effect of such termination on any rights such Participant would otherwise have under this Plan, or give any right to a Participant to remain employed by the Company or a Subsidiary in any particular position or at any particular rate of remuneration.

Section 12. Section 162(m)

The exemption for qualified performance-based compensation was eliminated effective for tax years beginning on and after January 1, 2018. Accordingly, Awards granted and paid under the Plan may or may not be deductible for tax purposes. The Company reserves the authority in its business judgment to pay Awards under the Plan which may or may not be deductible.

Section 13. Section 409A

A.    It is intended that the payments under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Awards shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

B.    Notwithstanding anything in the Plan to the contrary, to the extent that any amount that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the

Code (“Non-Exempt Deferred Compensation”) would be payable under the Plan or any Award by reason of the occurrence of a Change of Control or the Participant’s separation from service, such Non-Exempt Deferred Compensation will not be payable to the Participant by reason of such circumstance unless the circumstances giving rise to such Change of Control or separation from service meet any description or definition of “change in control event,” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount upon a Change of Control or separation from service, however defined. If this provision prevents the payment of any amount, such payment shall be made at the time that would have applied absent the non-409A-conforming event.

C.    Notwithstanding anything in the Plan to the contrary, if any amount that would constitute Non-Exempt Deferred Compensation would otherwise be payable under this Plan by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes); (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

Section 14. Governing Law

The Plan shall be governed by the laws of the State of Georgia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Participants in this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Georgia to resolve any and all issues that may arise out of or relate to this Plan or any related Award.